SECOND AMENDMENT TO FUND PARTICIPATION AGREEMENT
This instrument (the "Amendment") amends that certain Fund Participation Agreement entered into as of the 1st day of May, 2004, as amended (the "Agreement"), among Horace Mann Life Insurance Company, MBSC Securities Corporation (formerly known as Dreyfus Service Corporation), Dreyfus Investment Portfolios: MidCap Stock Portfolio and Dreyfus Investment Portfolios: Small Cap Stock Index Portfolio. Defined terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
WHEREAS, the parties wish to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.
Dreyfus Variable Investment Fund: International Equity Portfolio, Initial Shares, is added as a party to the Agreement.
.
Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.
3.
All references to National Association of Securities Dealers, Inc. in the Agreement are deleted and replaced with Financial Industry Regulatory Authority, Inc.
4.
Sections 4.4 and 4.5 of Article IV to the Agreement are hereby deleted in their entirety and replaced with the following:
4.4 MBSC Securities Corporation agrees to make available to Insurance Company a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised from time to time. Insurance Company will make offers of Shares to Contractholders only in those states, and will ensure that Insurance Company (including its associated persons) is appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with Insurance Company's activities.
4.5 Insurance Company will provide to each Participating Fund at least one copy of all registration statements, prospectuses, financial reports, proxy statements, applications for exemptions and requests for no-action letters, and all amendments to any of the above, that relate to its Contracts or the Separate Account.
4.6 Insurance Company will provide Participating Funds on a semi-annual basis, or more frequently as reasonably requested by the Participating Funds, with a current tabulation of the number of its existing Contractholders whose Contract values are invested in each Participating Fund. This tabulation will be sent to Participating Funds in the form of a letter signed by a duly authorized officer of Insurance Company attesting to the accuracy of the information contained in the letter.
4.7 Each Participating Fund hereby notifies Insurance Company that disclosure regarding potential risks of mixed and shared funding may be appropriate in the prospectus for the Contracts.
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5. Article VI to the Agreement is hereby deleted an replaced with the following:
6.1 Insurance Company has reviewed a copy of (i) Investment Company Act Rel. No. IC-16090 (Oct 28, 1987) and Investment Company Act Rel. No. IC-22925 (Dec. 4, 1997 and the Orders issued by the Commission related thereto with respect to Dreyfus Variable Investment Fund and (ii) Investment Company Act Rel. IC-229996 (Jan. 9, 1998) and the Order issued by the Commission related thereto with respect to Dreyfus Investment Portfolios, and, in particular, has reviewed the conditions to the relief set forth in each such Notice (the “Conditions”). As set forth therein, if Dreyfus Variable Investment Fund or Dreyfus Investment Portfolios, respectiviely, is a Participating Fund, Insurance Company agrees, as applicable, to report any potential or existing conflicts promptly to the respective Board of Dreyfus Variable Investment Fund and/or Dreyfus Investment Portfolios, including whenever contract voting instructions are disregarded, and recognizes that it will be responsible for assisting each applicable Board in carrying out the Board’s responsibilities in accordance with the Conditions by providing the Board with all information reasonably necessary for the Board to consider any issues raised. Insurance Company agrees to carry out such responsibilities with a view only to the interests of Contractholders.
6.2 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in a Participating Fund, the Board shall give prompt notice of the material irreconcilable conflict and its implications to all Participating Companies and any other Participating Fund. If the Board determines that Insurance Company is a Participating Company for which such conflict is relevant, Insurance Company shall, at its expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take whatever steps are necessary to eliminate the irreconcilable material conflict, including:
a.
withdrawing the assets allocable to some or all of the Separate Accounts (as applicable) from the Participating Fund and reinvesting such assets in another Participating Fund (if applicable ) or a different investment medium, or submitting the question or whether such segregation should be implemented to a vote of all affected Contractholders and, as appropriate, segregating the assets of any appropriate group (e.g., variable annuity Contractholders or variable life insurance Contractholders of the Insurance Company) that votes in favor or such segregation, or offering to the affected Contractholders the option of making such a change; and
b.
establishing a new registered management investment company or managed separate account.
The foregoing responsibility of Insurance Company will be carried out with a view only to the interest of Contractholders.
6.3
If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and such decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in a Participating Fund, Insurance Company may be required, at the Participating Fund's election, to withdraw the investments of the Separate Account in the Participating Fund, without any charge or penalty as a result of such withdrawal.
6.4
For the purpose of this Article VI, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will any Participating Fund or Dreyfus be r fired to establish, or to bear the costs of establishing, a new twiding medium for any Contract. Insurance Company shall not be required by this Article VI to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially and adversely affected by the irreconcilable material conflict.
6.5
No action by Insurance Company taken or omitted, and no action by the Separate Account or any Participating Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VI, shall relieve Insurance Company of its obligations under, or otherwise affect the operation of, Article V.
6.6
If and to the extent Rule 6e-2 and Rule 6e-3(T) under the Act are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the respective Orders, then the Participating Funds, and/or the Insurance Company, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable.
6.7
Insurance Company shall at least annually (or more frequently if deemed by appropriate by the Board) submit to the Board of each Participating Fund such reports, materials or data as a Board may reasonably request so that the Board may fully carry out obligations imposed upon it by the Conditions.
6. Article IX to the Agreement is hereby amended by deleting the phrase "Each Participating Fund and Dreyfus severally agree to indemnify" from the beginning of the first sentence of Section 9.2 and replacing it with the following phrase "Each Participating Fund and MBSC Securities Corporation severally agree to indemnify."
7. Section 12.1 of Article XII to the Agreement is hereby amended by deleting the addresses for notice to be given to the Participating Funds in their entirety and replacing them as follows:
Participating Funds: [Name of Participating Fund]

c/o The Dreyfus Corporation
240 Greenwich Street, 18th Floor
New York, New York 10286
Attn: General Counsel
with copies to: Proskauer Rose LLP

Eleven Times Square
New York, New York 10036
Attn: David Stephens, Esq.
8. The following Article XVI shall be added to the Agreement after Article XV:
ARTICLE XVI
SHAREHOLDER INFORMATION AND IMPOSITION OF TRADNG RESTRICTIONS
16.1 Insurance Company agrees to provide promptly, but not later than ten Business Days, to the Participating Fund, upon Written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN") or other government-issued identifier ("GII"), if known, of any or all Contractholder(s) who have purchased, redeemed, transferred or exchanged Shares held through a Separate Account with Insurance Company during the period covered by the request and the amount, date, name or other identifier of any investment professional(s) associated with the Contractholder(s) or the Separate Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares. To the extent practicable, the format for any transaction information provided to the Participating Fund should be consistent with the National Securities Clearing Corporation Standardized Data Reporting Format.
16.2 Requests must set forth a specific period, not to exceed ninety days from the date of the request, for which transaction information is sought. The Participating Fund may request transaction data older than ninety days from the date of the request as it deems necessary to investigate compliance with policies established by the Participating Fund for the purpose of eliminating or reducing dilution to the value of the outstanding Shares issued by the Participating Fund.
16.3 Insurance Company agrees to use best efforts to determine, promptly upon request of the Participating Fund, but not later than ten days, whether any person that holds Shares through Insurance Company or its Separate Account is an "indirect intermediary" as defined in Rule 22c-2 under the 1940 Act (an "Indirect Intermediary"), and upon further request of the Participating Fund, (i) provide or arrange to have provided the information set forth in Section 5.1 of this Article V regarding Contractholders who hold an account with an Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons. Insurance Company agrees to inform the Participating Fund whether Insurance Company plans to perform (i) or (ii).
16.4 MBSC Securities Corporation agrees not to use the information received under this Article V for marketing or any other similar purpose without the prior Written consent of Insurance Company.
16.5 Insurance Company agrees to execute Written instructions from the Participating Fund to restrict or prohibit further purchases or exchanges of Shares by a Contractholder who has been identified by the Participating Fund as having engaged in frequent trading of Shares (directly or indirectly through a Separate Account) as defined in the Prospectus.
16.6 Instructions provided to Insurance Company will include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions will include an equivalent identifying number of the Contractholder(s) or account(s) or other agreed-upon information to which the instructions relate.
16.7 Insurance Company must provide Written confirmation to the Participating Fund that instructions have been executed. Insurance Company agrees to provide the confirmation as soon as reasonably practicable, but not later than ten Business Days after the instructions have been executed.
16.8 For purposes of this Article XVI only,
a.
"Written" communications include electronic communications and facsimile transmissions; and
b.
"Participating Fund" does not include any "excepted funds" as defined in Rule 22c-2(b) under the 1940 Act; and
c.
"Contractholder" shall include, as applicable, (i) the beneficial owner of Shares, whether the Shares are held directly by Contractholder or by Insurance Company in nominee name; (ii) a Separate

Account unit holder, notwithstanding that the Separate Account may be deemed to be the beneficial owner of Shares; or (iii) the holder of interests in a Participating Fund underlying a variable annuity or variable life insurance contract.
9. The following Article XVII shall be added to the Agreement after Article XVI:
ARTICLE XVII
ANTI-MONEY LAUNDERING PROGRAM PROCEDURES
17.1 Insurance Company represents and warrants that it has adopted policies and procedures to comply with all anti-money laundering, customer identification, suspicious activity, currency transaction reporting and similar laws and regulations including the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act"), and the regulations thereunder, and those relating to Contractholder identification and verification, as applicable, and Financial Industry Regulatory Authority, Inc. rules governing its members, as applicable. Insurance Company also represents and warrants that it will not purchase or sell Shares on behalf of any person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control ("OFAC"), or other similar governmental lists, or in contravention of any OFAC maintained sanctions program. Insurance Company agrees to share information with each Participating Fund and Dreyfus for purposes of ascertaining whether a suspicious activity report ("SAR") is warranted with respect to any suspicious transaction involving Shares, provided that neither Insurance Company nor the Participating Fund is the subject of the SAR to the extent required or permitted by law.
10. The following Article XVIII shall be added to the Agreement after Article XVII:
ARTICLE XVIII

PRIVACY
18.1 Each party agrees to comply with all applicable state and federal laws and regulations relating to consumer privacy and data security. Pursuant to Regulation S-P promulgated by the Commission under the Gramm-Leach-Bliley Act ("Reg. S-P"), Insurance Company agrees to deliver the Participating Funds' then current consumer privacy notice to any customer who purchases Shares from or through Insurance Company, at or prior to the time of the initial purchase, if the Contractholder would be considered a "consumer" or "customer" (each as defined in Reg. S-P) of the Participating Funds.
11. The following Article XIX shall be added to the Agreement after Article XVIII:
ARTICLE XIX
LATE TRADING PROCEDURES
19.1 Insurance Company represents that it has adopted, and will at all times during the term of the Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders to purchase, redeem, transfer or exchange Shares received by Insurance Company from Contractholders treated as received prior to the close of trading (the "Close of Trading") on the New York Stock Exchange (the "NYSE") (usually 4:00 p.m., Eastern Time) on a day the NYSE is open for business (a "Business

Day") are received by Insurance Company prior to the Close of Trading on such Business Day and are not modified after the Close of Trading and that all such orders received, but not rescinded, by the Close of Trading are communicated to Dreyfus or its designee for that Business Day. Each transmission of Share orders by Insurance Company shall constitute a representation that such orders are accurate and complete and are as received by Insurance Company by the Close of Trading on the Business Day for which the orders are to be priced and that such transmission includes all Share orders received from customers, but not rescinded, by the Close of Trading.
12. The effective date of this Amendment shall be May 1, 2019.
13. All other terms and provisions of the Agreement not amended shall hereby remain in full force and effect. In addition, this Amendment replaces and supersedes the terms of that certain 2006 Supplemental Agreement entered into as of December 1, 2006 among Insurance Company and MBSC Securities Corporation, on its behalf, and/or on behalf of one or more of the Funds for which it serves as primary underwriter (the "2006 Supplemental Agreement"), and any other agreement between the parties with respect to the provisions covered under the 2006 Supplemental Agreement. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereto.
14. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.
IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of each of the undersigned below.
[Signature Page Follows]

HORACE MANN LIFE INSURANCE COMPANY	MBSC SECURITIES CORPORATION
By: /s/ Bret Benham	By: /s/ Chris Stallone
Name: Bret Benham	Name: Chris Stallone
Title: Executive Vice President	Title: Senior Vice President
Date:	Date: 4/24/19

ON BEHALF OF THOSE FUNDS LISTED ABOVE AS PARTIES TO THE AGREEMENT
By: /s/ Bradley J Skapyak
Name: Bradley J Skapyak
Title: President
Date: 4/25/19

EXHIBIT A
LIST OF PARTICIPATING FUNDS
Fund and Portfolio Name	Share Class
Dreyfus Investment Portfolios:
Midcap Stock Portfolio	Service Shares
Small Cap Stock Index Portfolio	Service Shares

Dreyfus Variable Investment Fund:
International Equity Portfolio	Initial Shares